   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 1996.
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-A/A


              AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM 8-A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934



                          DIGITAL MICROWAVE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



                  DELAWARE                              77-0016028
        (State or Other Jurisdiction       (I.R.S. Employer Identification No.)
     of Incorporation or Organization)

   170 ROSE ORCHARD WAY, SAN JOSE, CA                     95134
(Address of Principal Executive Offices)               (Zip Code)
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                        ---------------------------------

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. [_]


         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A(c)(2), please check the following box. [_]


         Securities to be registered pursuant to Section 12(b) of the Act:


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
                         None                                       Not Applicable
                  (Title of Each Class                        (Name of Each Exchange on
                  to be so Registered)                        Which Each Class is to be
                                                                          Registered)
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         Securities to be registered pursuant to Section 12(g) of the Act:


                         Preferred Share Purchase Rights
                                (Title of Class)





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ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The response to Item 1 of the Registration Statement on Form 8-A of
Digital Microwave Corporation (the "Company"), dated November 1, 1991, is hereby amended by incorporating the following paragraphs:

         On November 5, 1996, the Board of Directors of the Company authorized and approved an amendment to the Rights Agreement, dated as of October 24, 1991
(the "Rights Agreement"), between the Company and ChaseMellon Shareholder
Services, L.L.C., as Rights Agent and successor to Manufacturers Hanover Trust
Company of California (the "Rights Agent"). The amendment was effected pursuant to that certain Amendment No. 1 to the Rights Agreement, dated as of December
27, 1996 (the "Amendment"), by and between the Company and the Rights Agent.
Capitalized terms used in the summary below have the meanings given to them in the Rights Agreement.

         The definition of an Acquiring Person in Section 1(a) of the Rights
Agreement was amended to provide that certain Persons who report beneficial ownership of Company Common Shares on Schedule 13G under the Exchange Act shall not be deemed to be Acquiring Persons for purposes of the Rights Agreement.

         The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 1.


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
ITEM 2.       EXHIBITS

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
Exhibit  No.               Description
------------               -----------

1                          Amendment No. 1 to the Rights Agreement, dated as of December 27, 1996, between
                           Digital Microwave Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights
                           Agent and as successor to Manufacturers Hanover Trust Company of California.
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                                   SIGNATURES

              Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        DIGITAL MICROWAVE CORPORATION



Date:  December 27, 1996                By:/s/      CHARLES D. KISSNER
                                           ------------------------------------
                                                    Charles D. Kissner
                                           Chairman of the Board, President and
                                                 Chief Executive Officer


                                       3


                                 EXHIBIT INDEX


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
                                                                                                                   Sequentially
                                                                                                                     Numbered
Exhibit  No.               Description                                                                                 Pages
------------               -----------                                                                             ------------
1                          Amendment No. 1 to the Rights Agreement, dated as of December 27, 1996, between
                           Digital Microwave Corporation and ChaseMellon Shareholder Services, L.L.C., as
                           Rights Agent and as successor to Manufacturers Hanover Trust Company of California.....